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                                                                   EXHIBIT 15.01

May 30, 2003

The Hartford Financial Services Group, Inc.
690 Asylum Avenue
Hartford Plaza
Hartford, Connecticut 06115

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries for the first quarters ended March 31, 2003 and 2002, as indicated in our report dated May 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, is being used in this Registration Statement on Form S-8, which registers 10,000,000 shares of Common Stock and the Series A Participating Cumulative Preferred Stock Purchase Rights of the Company.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut

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